AMENDMENT NO. 15

TO

AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of June 29, 2020, amends the Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM International Mutual Funds (Invesco International Mutual Funds), a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties agree to amend the Agreement to change the name of Invesco Global Responsibility Equity Fund to Invesco MSCI World SRI Index Fund;

NOW, THEREFORE, the parties agree that;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A FEE SCHEDULE TO

AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT OF AIM INTERNATIONAL MUTUAL FUNDS (INVESCO INTERNATIONAL MUTUAL FUNDS)

Portfolios	Effective Date of Agreement

Invesco Advantage International Fund	May 24, 2019

Invesco Asia Pacific Growth Fund	July 1, 2006

Invesco European Growth Fund	July 1, 2001

Invesco Global Growth Fund	July 1, 2006

Invesco Global Opportunities Fund	July 30, 2012

Invesco International Select Equity Fund	December 21, 2015

Invesco International Core Equity Fund	July 1, 2006

Invesco International Growth Fund	July 1, 2006

Invesco MSCI World SRI Index Fund	June 30, 2016

Invesco Oppenheimer Global Focus Fund	May 24, 2019

Invesco Oppenheimer Global Fund	May 24, 2019

Invesco Oppenheimer Global Opportunities Fund	May 24, 2019

Invesco Oppenheimer International Equity Fund	May 24, 2019

Invesco Oppenheimer International Growth Fund	May 24, 2019

Invesco Oppenheimer International Small-Mid Company Fund	May 24, 2019

Invesco Select Opportunities Fund	July 30, 2012

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*	The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.
**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President & Secretary

AIM INTERNATIONAL MUTUAL FUNDS
(INVESCO INTERNATIONAL MUTUAL FUNDS)

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Chief Legal Officer, Senior Vice
President & Secretary

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